Exhibit 10.5
Grant No.:
ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT
Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants performance shares relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan (the “Plan”).
Grant Date:
Name of Holder:
Holder’s Social Security Number:
Number of Performance Shares Covered
     by Grant:
This Performance Share grant is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available for your review upon request to the Corporate Secretary. You should carefully review the Plan, and the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
(Signature)

Company:

(Signature)

Title:	President and Chief Executive Officer
Attachment
This is not a stock certificate or a negotiable instrument.

ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT

Performance Shares Transferability	This grant is an award of performance shares in the number of shares set forth on the cover sheet, subject to the vesting conditions described below (the “Performance Shares”). Your Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

Vesting	The Performance Shares shall vest as follows: (i) twenty-five percent (25%) of the total number of Performance Shares granted hereunder shall vest for each twenty-five percent (25%) increase in free cash flow per share (“FCFPS”) (as defined in the Company’s most recent annual report and on a trailing twelve month basis, calculated quarterly) over FCFPS in the trailing twelve month period ended September 30, 200___ of $ per share (you will be one-hundred percent (100%) vested in the Performance Shares if there has been a one-hundred percent (100%) increase in FCFPS over FCFPS in the trailing twelve month period ended September 30, 200 ); and (ii) twenty-five percent (25%) of the total number of Performance Shares granted hereunder shall vest for each twenty-five percent (25%) increase of the total royalty ounces in reserve (as determined below) on a per share of Stock basis for any annual reporting period over total royalty ounces in reserve on a per share of Stock basis of 0. ounces per share at the Grant Date. The vesting thresholds set forth in subsections (i) and (ii) above are separate and independent thresholds that will each result in vesting; both thresholds need not be met for vesting to occur. For purposes of the forgoing vesting rules, total royalty ounces in reserve shall equal the sum of the royalty ounces in reserve for each royalty owned by the Company, each calculated by multiplying (C) times (D) where (C) equals the total ounces of gold (attributable to the Royal Gold royalty) in reserve as reported by the operator (if a royalty is for a metal other than gold, for purposes of this calculation, the total reserve of such metal shall be adjusted to a proportionate number of ounces of gold, based on the price of such metal to the price of gold at the time of such determination) and (D) equals the applicable royalty rate at the time of such calculation.

No additional Performance Shares will vest after your Service has terminated for any reason.

All Performance Shares that have not vested by the fifth anniversary of the Grant Date will be forfeited.

The Compensation, Nominating and Corporate Governance Committee has the authority to certify whether the vesting thresholds set forth above have been achieved within the meaning of Treasury Regulations, Section 1.162-27(e)(5). Any such determinations shall be made in the sole discretion of the Compensation, Nominating and Corporate Governance Committee. The resulting aggregate number of vested Performance Shares will be rounded down to the nearest whole number of Performance Shares. You may not vest in more than the number of Performance Shares covered by this grant.

Termination without Cause, Good Reason or Non-Renewal of Employment Agreement; Change of Control	Notwithstanding the foregoing vesting rules, if (i) the Company terminates your Service or your Employment Agreement without “Cause” (as defined in your Employment Agreement) during the term of your Employment Agreement, (ii) you terminate your Service or your Employment Agreement for “Good Reason” (as defined in your Employment Agreement) during the term of your Employment Agreement, or (iii) your Service is terminated upon the Company’s election not to renew the term for one of the four successive one-year renewal terms pursuant to Section 2 of your Employment Agreement, and any such termination does not occur within two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Agreement), then, you will be vested as of the date of your termination in all or a portion of the Performance Shares to which you would be entitled based on the Company’s performance through the last day of the Company’s fiscal quarter in which your Service is terminated and determined in accordance with the Company’s practices as in effect at such time. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

If (i) the Company terminates your Service or your Employment Agreement without “Cause” (as defined in your Employment Agreement) during the term of your Employment Agreement, (ii) you terminate your Service or your Employment Agreement for “Good Reason” (as defined in your Employment Agreement) during the term of your Employment Agreement, or (iii) your Service is terminated upon the Company’s election not to renew the term for one of the four successive one-year renewal terms pursuant to Section 2 of your Employment Agreement, and any such termination occurs within two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Agreement), then, you will be one hundred percent (100%) vested in the Performance Shares as of the date of your termination.

As used herein, the term “Employment Agreement” shall mean that certain Employment Agreement between you and the Company dated September 15, 2008, as the same may be amended after the date hereof.

Delivery of Stock Pursuant to Vested Performance Shares	A certificate for all of the shares of Stock represented by the vested Performance Shares (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you on or immediately after you have vested in such Performance Shares provided that, if vesting occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market, or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading plan or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of such shares of Stock will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction.

Forfeiture of Unvested Performance Shares	In the event that your Service terminates for any reason, except as provided above in the section entitled “Termination without Cause, Good Reason or Non-Renewal of Employment Agreement; Change of Control,” you will forfeit all of the Performance Shares that have not yet vested.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Performance Shares or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) cause an immediate forfeiture of shares of Stock subject to the Performance Shares granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	Neither the Performance Shares nor this Agreement give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for shares of Stock relating to the vested Performance Shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Performance Shares covered by this grant shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Corporate Secretary at (303) 573-1660 to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Shares. Any prior agreements, commitments or negotiations concerning the Performance Shares are superseded.

Stock Ownership Requirements	You are required to continue to hold fifty percent (50%) of the shares of Stock acquired pursuant to this Performance Share grant (such 50% to be determined after reducing the shares of Stock covered by this grant by the number shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with this grant) until the number of shares of stock owned by you equals or exceeds .
By signing the cover sheet of this Agreement, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound by their terms and conditions.

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